Exhibit 99.1

Digital Brands Group Amends Series D PIPE Financing to Provide for Additional $1.5 Million Investment

Austin, TX, September 24, 2025 (GLOBE NEWSWIRE) – Digital Brands Group, Inc. (NASDAQ: DBGI) (“DBG” or the “Company”), a publicly traded company specializing in eCommerce and Fashion, today announced that it has amended its previously reported private investment in public equity financing (the “PIPE Financing”) to provide for an additional investment of approximately $1,500,000, before deducting offering fees and expenses.

As previously reported by the Company, on August 8, 2025 the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) in connection with the PIPE Financing providing for the sale and issuance of up to 14,031.25 shares of its Series D Convertible Preferred Stock (the “Series D Preferred Stock”) to accredited investors (the “Initial Investors”), which shares are convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to beneficial ownership limitations set by the Investors, at a conversion price equal to 80% of the lowest closing price of the Common Stock for each of the five trading days immediately prior to such conversion. The initial closing under the Purchase Agreement occurred on August 13, 2025 (the “Initial Closing”).

On September 23, 2025, the Company and the Initial Investors in the PIPE Financing agreed to amend the Purchase Agreement (the “Amendment”) to provide for, among other things, the Company’s sale and issuance of an additional 1,875shares of Series D Preferred Stock (the “Additional Series D Shares”) in the PIPE Financing to an additional accredited investor (the “Additional Investor” and together with the Initial Investors, the “PIPE Investors”). The aggregate cash purchase price paid for the Series D Preferred Stock is $1,500,000, having a stated value of $2,156,250.

The additional Series D Shares are subject to the same conversion terms as the shares of Series D Preferred Stock issued at the Initial Closing. The Company currently anticipates closing on the sale and issuance of the Additional Series D Shares on or about September 26, 2025 (the “Second Closing”), which Second Closing is subject to customary closing conditions for similar transactions. Pursuant to the Amendment, the Company and Initial Investors also agreed to amend the Registration Rights Agreement entered into at the Initial Closing to set the Company’s deadline to file the resale registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock as December 1, 2025.

RBW Capital Partners LLC (a division of Dawson James Securities, Inc,) acted as the placement agent in connection with the PIPE Financing.

The securities being offered and sold by the Company in the PIPE Financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered shares of Common Stock issuable upon the conversion of the Series D Preferred Stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. We focus on owning the customer’s “closet share” by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

https://ir.digitalbrandsgroup.co

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, including, but not limited to, the consummation of the Second Closing as currently anticipated by the Company, or at all, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.